Exhibit 99.1

         Availent to Acquire First Texas Residential Mortgage

    DALLAS--(BUSINESS WIRE)--Jan. 15, 2004--Availent Financial, Inc., ("Availent" or the "Company") a rapidly growing mortgage banking operation, has announced the acquisition of substantially all of the assets of First Texas Residential ("First Texas), a Houston based mortgage brokerage operation.
    The purchase price was substantially paid with a promissory note that matures on February 1, 2004 with one thirty day extension at the sole option of Availent. The Company anticipates that it will be successful in obtaining the required financing to timely pay the promissory note in full.
    "We are excited to have First Texas as part of the Availent team," said Patrick A. McGeeney, Availent's president and CEO. "First Texas provides us with a significant presence in the Houston market along with strategic relationships with real estate brokerage firms and developers." McGeeney further stated that in 2003, First Texas had approximately $300 million in mortgage loan closings and expects the acquisition to achieve approximately $400 million in mortgage loan closings in 2004.

    About Availent

    Availent is a rapidly growing public mortgage banking operation that underwrites, closes, and funds residential mortgage loans. For more information about Availent visit the company's web site at:
www.availentfinancial.com.

    THIS PRESS RELEASE DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO PURCHASE OUR SECURITIES. ANY OFFER OF SECURITIES MADE BY US OR ANY OTHER PERSON ON OUR BEHALF MAY BE MADE ONLY PURSUANT TO MATERIALS AND OTHER OFFERING DOCUMENTS PREPARED BY US AND DELIVERED TO QUALIFIED PURCHASERS EXPRESSLY FOR USE IN CONNECTION WITH SUCH PLACEMENTS, AND ANY SUCH OFFER SHALL BE MADE IN COMPLIANCE WITH, OR PURSUANT TO AN EXEMPTION FROM, SECTION 5 OF THE SECURITIES ACT OF 1933. THE SECURITIES OFFERED BY THE COMPANY WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES ABSENT REGISTRATION OR AN EXEMPTION FROM REGISTRATION REQUIREMENTS.

    Certain statements contained herein may be considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon the belief of the Company's management, as well as assumptions made beyond information currently available to the Company's management, and may be, but not necessarily are, identified by such words as expect, plan, anticipate, target, and goal. Because such "forward-looking statements" are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from the Company's expectations include financial performance; conditions in the mortgage banking industry; the Company's ability to obtain financing for working capital and anticipated acquisitions; failure to successfully or timely execute or conclude contracts and agreements; market acceptance of the Company's products; changes in local, national or global economic conditions, and similar variables. Also refer to the cautionary statements contained in the most recent Forms 10-KSB and 10-QSB, which may be obtained by writing or calling the Company at 2720 Stemmons, Suite 600, Dallas, TX 75007. 214/637-2972.

    CONTACT: Availent Financial, Inc.
             Bruce A. Hall, 214-637-2972
             bhall@availentfinancial.com